Exhibit 10.158

DELEGATION AMENDMENT
TO MEDICARE+ CHOICE PHYSICIAN GROUP SERVICE AGREEMENT

The Blue Shield of California Medicare+ Choice Physician Group Service Agreement (Agreement), with an original effective date of September 1, 1990, between California Physicians’ Service, dba Blue Shield of California (“Health Plan”) and North West Orange County Medical Group (“Physician Group”), is hereby amended, effective September 1, 1999, as follows:

RECITALS

A.    Health Plan and Physician Group currently have an Agreement under which Physician Group arranges for certain Benefits in accordance with the Agreement and the Health Plan’s Medicare+ Choice Plan.

B.    Physician Group agreed under the Agreement to conduct a quality and utilization management program and to cooperate with Health Plan in the monitoring of associated program activities delegated to Physician Group. These activities include certain aspects of Utilization Management, Medical Records Audits, Members’ Rights and Responsibilities, and Credentialing.

C.    Health Plan and Physician Group now wish to acknowledge the criteria used to determine eligibility for delegation of activities and mutually agree to the precise activities delegated to Physician Group and Health Plan’s monitoring thereof.

I.  DELEGATION CRITERIA AND ACTIVITIES

Any services or other delegated activities performed by Physician Group and any Downstream Entity pursuant to this Agreement must be consistent and comply with Health Plan’s contractual obligation to HCFA.

1.1           Health Plan has developed and adopted Delegation Criteria for the delegation of activities in the areas of Utilization Management (UM), Medical Records Audits (MRA), Office Site Review (OSR), Members’ Rights and Responsibilities (MRR), and Credentialing (CR).  Those Criteria are published in the Provider Manual and incorporated herein by reference. These Criteria and Standards as set forth in the Provider Manual may be modified from time to time by Plan

1.2           Those activities for which Physician Group meets the Delegation Criteria and agrees to accept delegated responsibility and those activities whose performance is retained by Health Plan are listed on Attachment G-l.  Attachment G-l may be amended by Health Plan from time-to-time to reflect changes in those activities delegated to Physician Group.

1.3           Physician Group warrants that it currently meets those Delegation Criteria applicable to the activities for which Physician Group has been delegated and agrees to notify Health Plan of any change in its eligibility under the Delegation Criteria within no less than seven (7) business days, in the event it ceases, in whole or in part, to meet such Criteria.

1.4           Health Plan retains final authority and responsibility for activities delegated under this Amendment.

1.5           Activities not expressly delegated herein by Health Plan or for which delegation is terminated are the responsibility of Health Plan.  By way of example and without limitation, activities not delegated to Physician Group include final appeal decisions and benefit interpretations.

II.  PERFORMANCE AND MONITORING

2.1           Standards for the Performance of Delegated Activities developed and adopted by Health Plan are published in the Provider Manual and incorporated herein by reference. Physician Group agrees to perform the activities delegated to it in a manner consistent with those Standards applicable to activities for which Physician Group has been delegated.

2.2           Physician Group acknowledges Health Plan’s responsibility to monitor Physician Group’s eligibility for delegation according to the Delegation Criteria and performance of the delegated activities according to the Standards of Performance.  Physician Group agrees to cooperate with Health Plan’s monitoring of Physician Group’s eligibility and performance of delegated activities.

2.3           Health Plan shall conduct regularly scheduled audits to determine Physician Group’s continued compliance with the Standards.  Physician Group shall cooperate with Health Plan and its designated agents in the performance of those audits, including but not limited to, the provision of reasonable access during regular business hours to the Enrollee inquiry files, credentialing files, clinical and medical records of Health Plan Enrollees and non-Enrollees as applicable and reasonably necessary to evaluate Physician Group’s performance of activities delegated to it.  Cooperation shall include, but not be limited to, an annual evaluation and quarterly meetings between Health Plan and Physician Group staff

2.4           Physician Group agrees to provide Health Plan with periodic reports on delegated activities performed by Physician Group. The report shall be in a form and contain such information as shall be agreed upon between the parties.

2.5           Physician Group agrees to use its best efforts to take whatever corrective actions are identified by Health Plan through the audit review process as reasonably necessary.

III.  TERMINATION OF DELEGATION

3.1           In the event Health Plan is dissatisfied for any reason with Physician Group’s performance of delegated activities, Health Plan may, in its sole discretion, modify Physician Group’s status (in respect to all or a particular delegated activity) from fully delegated to delegated with corrective action. Such notice of delegation with corrective action shall set forth the deficiencies perceived by Health Plan in Physician Group’s performance of delegated activities, and Physician Group shall have ninety (90) days to correct such deficiencies to the reasonable satisfaction of Health Plan. In the event such deficiencies are not corrected to the reasonable satisfaction of Health Plan, Health Plan may, in its sole discretion, terminate the delegation or extend the period given Physician Group to correct such deficiencies.

3.2           In lieu of the notice of delegation with corrective action and opportunity to correct deficiencies, as set for in paragraph 3.1 above, Health Plan may at anytime, *** and within its sole discretion terminate all or portions of the delegation granted to Physician Group hereunder by providing no less than sixty (60) days prior written notice.  Plan may also terminate all or portions of the delegation granted to the Physician Group hereunder in Health Plan determines, after consultation with Physician Group, that Physician Group either no longer meets all Criteria or is not performing (or is reasonably not likely to perform) the delegated activities in full compliance with the Standards. In such event, Health Plan shall give to Physician Group not less than thirty (30) days prior notice of such termination of delegation, and if Physician Group during such notice period, cures such deficiencies to Health Plan’s reasonable satisfaction, Health Plan may in its sole discretion, withdraw such termination.

All other provisions of the Agreement and its Amendments not specifically revised by this Amendment remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date(s) written below.

BLUE SHIELD OF CALIFORNIA		NORTHWEST ORANGE COUNTY
MEDICAL GROUP
By:	/s/ Lisa Rubino	By:	/s/ Pratihba Patel

Name:	Lisa Rubino	Name:	PRATIHBA PATEL, MD

Title:	Chief Executive – Medicare Region	Title:	PRESIDENT

Date:	12/02/99	Date:	11/11/99

By:	/s/ James P. Agronick

Name:	JAMES P. AGRONICK

Title:	CEO HJMSO